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                                                                    EXHIBIT 4.11


                            SUBSTITUTE NOTE GUARANTEE

         WHEREAS, on June 26, 1998, George T. Votis executed, on behalf of certain subsidiaries (collectively, the "Subsidiary Guarantors") of Moll Industries, Inc. (formerly known as Anchor Advanced Products, Inc.), a Delaware corporation (the "Issuer"), a certain Note Guarantee (the "Note Guarantee") pursuant to Section 4.16 of the Indenture (as defined below); and

         WHEREAS, each of the undersigned (collectively, the "Guarantors") is one of the Subsidiary Guarantors;

         WHEREAS, each Guarantor wishes to execute this guarantee (the "Substitute Note Guarantee") in substitution for the Note Guarantee to the extent the Note Guarantee was executed on behalf of such Guarantor (the "Original Note Guarantee"), in the manner contemplated by the Note Guarantee; and

         WHEREAS, concurrently with the execution of this Substitute Note Guarantee, each of the other Subsidiary Guarantors is executing a guarantee in substitution for the Note Guarantee to the extent the Note Guarantee was executed on behalf of such Subsidiary Guarantor (such guarantees, together with this Substitute Note Guarantee, are hereinafter collectively referred to as the "Substitute Guarantees"), in the manner contemplated by the Note Guarantee.

         Capitalized terms used but not defined herein shall have the meanings given them in the Indenture.

         IN WITNESS WHEREOF:

         Each Guarantor set forth below, which in accordance with Section 4.16 of the Indenture, dated as of April 2, 1997, as supplemented by the First Supplemental Indenture, dated as of March 18, 1998 (as so supplemented, the "Indenture"), by and among the Issuer, Anchor Holdings, Inc., a Delaware corporation and State Street Bank and Trust Company (as successor to Fleet National Bank), as trustee, is required to guarantee the obligations of the Issuer under the 11 3/4% Senior Notes due 2004 (the "Notes") hereby unconditionally guarantees, to the fullest extent permitted by law, (i) the due and punctual payment of the principal of, interest and Liquidated Damages, if any, on the Notes, whether at the maturity or interest payment date, by acceleration, call for redemption or otherwise, and of interest on the overdue principal of, interest and Liquidated Damages, if any, on the Notes and all other obligations of the Issuer to the Holders or the Trustee under the
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Indenture or the Notes and (ii) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at maturity, by acceleration or otherwise. The obligations of the Subsidiary Guarantors, including, without limitation, the Guarantors, under the Substitute Guarantees are joint and several obligations.

         The obligations of each Guarantor to the Holders and to the Trustee pursuant to this Substitute Note Guarantee and the Indenture are as expressly set forth in Article 10 of the Indenture and in such other provisions of the Indenture as are applicable to Guarantors (as defined in the Indenture), and reference is hereby made to such Indenture for the precise terms of this Substitute Note Guarantee. The terms of Article 10 of the Indenture (including, without limitation, Section 10.04 of the Indenture) and such other provisions of the Indenture as are applicable to Guarantors (as defined in the Indenture) are incorporated herein by reference.

         Under the laws of Germany normally applicable to the transactions of the type contemplated by this Substitute Note Guarantee, each of the Guarantors is not liable under this Substitute Note Guarantee and/or the Indenture if and to the extent that the settlement of such liability by the Guarantor and/or one or more of its affiliated partnerships and/or companies, which are liable for the Guarantor's obligations, would cause a reduction of its net assets (Reinvermogen) and/or the net assets of an affiliated German Limited Liability Company below the amount of the statutory share capital (Stammkapital) as provided for in Section 30 (1) of the German Act on Limited Liability Companies (GmbH-Gesetz) and/or would constitute a violation of Section 30 (1) GmbH-Gesetz.

         This Substitute Note Guarantee is being executed in substitution for the Original Note Guarantee, and upon the execution hereof (i) this Substitute Note Guarantee shall be effective from and after the date of the Original Note Guarantee as if it had been in effect from the date of the Original Note Guarantee, and (ii) the Original Note Guarantee shall terminate and be of no force or effect and (iii) each Guarantor shall be released from any and all liability under the Original Note Gurarantee.

         This is a continuing guarantee and shall remain in full force and effect and shall be binding upon each Guarantor and its successors and assigns until full and final payment of all of the Issuer's obligations under the Notes and the Indenture and shall inure to the benefit of the successors and assigns of the Trustee and the Holders and, in the event of any transfer or assignment of rights by any Holder or the Trustee, the rights and privileges herein conferred upon that party shall automatically
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extend to and be vested in such transferee or assignee, all subject to the terms and conditions hereof. This is a guarantee of payment and not a guarantee of collection.

         In case any provision in this Substitute Note Guarantee shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

         This Substitute Note Guarantee may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute one and the same instrument.

         THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUBSTITUTE NOTE GUARANTEE.



                         [Signatures on following page]
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MOLL PLASTICRAFTERS GmbH                    "PB" HANNING GmbH


By:  /s/ George T. Votis                    By:  /s/ George T. Votis
    -------------------------------             -------------------------------
         Authorized Signatory                        Authorized Signatory



HANNING-KUNSTSTOFFE                         "PB" HANNING GmbH & CO.
BETEILIGUNGS-GmbH                           HANDELSGESELLSCHAFT


By:  /s/ George T. Votis                    By:  "PB" HANNING GmbH, its
    -------------------------------              general partner
         Authorized Signatory

                                                 By:  /s/ George T. Votis
                                                     --------------------------
HANNING-KUNSTSTOFFE                                   Authorized Signatory
GmbH & CO.



By: HANNING-KUNSTSTOFFE
BETEILIGUNGS-GmbH, its
general partner

     By:  /s/ George T. Votis
         --------------------------
         Authorized Signatory



Dated:  June 26, 1998